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                                                                   Exhibit 10.10


                            Description of Alleghany
                         Group Long Term Disability Plan


         Effective July 1, 1995, group long term disability insurance was purchased covering officers of Alleghany. Under the terms of the insurance contract, an officer is provided disability protection equal to 60% of base salary or a maximum benefit of $15,000 per month. The maximum payable period of the disability benefits depends on the age of the officer on the date the disability commenced; the maximum is to an officer's 65th birthday, if the disability commenced on or prior to the officer's 62nd birthday, and the minimum is 12 months, if the disability commenced on or after an officer's 69th birthday.